PVF Capital Corp.
30000 Aurora Road
Solon, OH 44139

For Further Information Call
Robert J. King, Jr.
440.248.7171
robert.king@pvfsb.com

FOR IMMEDIATE RELEASE

PVF CAPITAL CORP. ANNOUNCES COMPLETION OF TRUST PREFERRED SECURITIES EXCHANGE

SOLON, OH – March 17, 2010 – PVF Capital Corp. (Nasdaq: PVFC) announced today that it has completed the acquisition of its outstanding trust preferred securities with an aggregate liquidation amount of $10.0 million in exchange for $400,000 in cash, common stock valued at $600,000 and warrants to acquire common stock.

Pursuant to the exchange, which was approved by stockholders at the Company’s January 29, 2010 annual meeting of stockholders, PVF Capital Corp. issued a total of 280,241 shares of common stock, which was determined by dividing $600,000 by $2.14, the average daily closing price of the common stock over the 20 trading days prior to the closing of the transaction.  The Company also issued warrants to purchase 797,347 shares of common stock.  In addition, the investors received warrants that become exercisable in the event PVF Capital Corp. completes one or more public or private offerings of its common stock within a year, including the Company’s previously announced rights offering and related offering to a standby purchaser.  The additional warrants will give the holders the right to acquire additional shares of common stock so that the total number of shares they could acquire under all warrants would entitle them to purchase an aggregate of 4.9% of the Company’s common stock outstanding following the offering or offerings completed during that one-year period.

The exchange is expected to generate after tax income of approximately $6.0 million.  The income will be recorded during the quarter ending March 31, 2010.

PVF Capital Corp. is the holding company for Park View Federal Savings Bank, headquartered in Solon, Ohio, serving the Greater Cleveland area with 17 full-service branch offices.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, the Company’s continuing ability to fully utilize its net operating loss carryforwards and the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 and Forms 10-Q for the quarters ended September 30, 2009 and December 31, 2009.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.